Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated October 7, 2009

J.P. Morgan

The S&P 500(R) Risk Control 10% Excess Return Index

Performance Update - October 2009

OVERVIEW

The S&P 500(R) Risk Control 10% Excess Return Index (the "Index") provides investors with a broad
U.S. equities index that has the potential for greater stability and lower overall risk when compared to the S&P 500(R) Total Return Index.

Hypothetical and Actual Historical Performance - January 4, 1999 to September 30, 2009(1)

                S&P 500(R) Risk Control 10% Excess
                Return Index
                S&P 500(R) Index

160
140
120
100
 80
 60
 40
 20
  0

 Jan-99     Jan-01     Jan-03     Jan-05     Jan-07     Jan-09

Key Features of the Index

o   Exposure to the S&P 500(R) Total Return Index with the benefit of a risk control mechanism that targets an annualized volatility of 10% or less;

o   Algorithmic exposure adjusted on a daily basis with the ability to employ leverage of up to 150%
    during periods of low volatility; and

o   Levels published daily by Standard & Poor's on Bloomberg under the ticker SPXT10UE.

Hypothetical Index Volatility and Leverage - January 1, 1999 to September 30, 2009(2)

          Index leverage   Volatility of S&P 500(R)TR   Target Volatility

Leverage        Volatility

160%            90%
140%            80%
120%            70%
100%            60%
 80%            50%
 60%            40%
 40%            30%
 20%            20%
  0%            10%
                 0%

Jan-99  Jan-00  Jan-01  Jan-02  Jan-03  Jan-04  Jan-05  Jan-06  Jan-07  Jan-08  Jan-09

Recent Index Performance

                       July 2009    August 2009    September 2009    Year to Date
----------------------------------------------------------------------------------
Historical Return(1)     2.65%         0.88%           2.84%             7.40%
----------------------------------------------------------------------------------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation - September
30, 2009

                       Three Year     Five Year     Ten Year       Ten Year
                       Annualized    Annualized    Annualized     Annualized        Ten Year      Correlation(5)
                        Return(1)     Return(1)     Return(1)    Volatility(3)   Sharpe Ratio(4)
-----------------------------------------------------------------------------------------------------------------
S&P 500(R) Risk
Control 10% Excess       -0.88%         1.56%        -0.68%          9.96%          -0.068             100%
Return Index
-----------------------------------------------------------------------------------------------------------------
S&P 500(R) Index         -7.41%        -0.95%        -1.86%         22.25%          -0.084              86.94%
-----------------------------------------------------------------------------------------------------------------

October 7, 2009

Notes

1   Represents the performance of the Index based on, as applicable to the relevant measurement period, the hypothetical backtested weekly Index closing levels from January 1, 1999 through May
    13, 2009, and the actual historical performance of the Index based on the weekly Index closing level from May 14, 2009 through September 30, 2009, as well as the performance of the S&P 500(R)
    Index over the same period. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns calculated arithmetically (not compounded). There is no guarantee the Index will outperform the S&P 500(R) Index or any alternative investment strategy. Source: Bloomberg and JPMorgan.

2   Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S&P 500(R) Total Return Index (the "Underlying Index") over a six-month observation period. For any given day, represents the annualized standard deviation of the
    Underlying Index's arithmetic daily returns for the 126-index day period preceding that day. The index leverage is the hypothetical back-tested amount of exposure of the Index to the Underlying
    Index and should not be considered indicative of the actual leverage that would be assigned during your investment in the Index. The back-tested, hypothetical, historical six-month annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the
    Underlying Index will have the volatility as shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate.
    Actual six-month annualized volatilities and leverage may vary materially from this analysis.
    Source: Bloomberg and JPMorgan.

3   Calculated based on the annualized standard deviation for the ten year period prior to September
    30, 2009.

4   For the above analysis, the Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

5   Correlation refers to the degree the S&P 500(R) Risk Control 10% Excess Return Index has changed relative to daily changes in the S&P 500(R) Index.

Key Risks

o   The Index has a limited operating history and may perform in unexpected ways -- The Index began publishing on May 13, 2009 and, therefore, has a limited history. S&P has calculated the returns that hypothetically might have been generated had the Index existed in the past, but those calculations are subject to many limitations and do not reflect actual trading, liquidity constraints, fees and other costs.

o   The Index may not be successful, may not outperform the Underlying Index and may not achieve its target volatility --No assurance can be given that the volatility strategy will be successful or that the Index will outperform the Underlying Index or any alternative strategy that might be employed to reduce the level of risk of the Underlying Index. We also can give you no assurance that the Index will achieve its target volatility of 10%.

o   The Index is not a total return index and is subject to short-term money market fund borrowing costs-- As an "excess return" index, the S&P 500(R) Risk Control 10% Excess Return Index calculates the return on a leveraged or deleveraged investment in the Underlying Index where the investment was made through the use of borrowed funds. Investments linked to this "excess return" index, which represents an unfunded position in the Underlying Index, will be subject to short-term money market fund borrowing costs and will not include the "total return" feature or the cash component of the "total return" index, which represents a funded position in the
    Underlying Index.

The risks identified above are not exhaustive. You should also review carefully the related "Risk
Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Key Risks Continued

o   The Index represents a portfolio consisting of the Underlying Index and a borrowing cost component accruing interest based on U.S. overnight LIBOR. The Index dynamically adjusts its exposure to the Underlying Index based on the Underlying Index's historic volatility. The
    Index's exposure to the Underlying Index will decrease when historical volatility causes the risk level of the Underlying Index to reach a high threshold. If, at any time, the Index exhibits low exposure to the Underlying Index and the Underlying Index subsequently appreciates significantly, the Index will not participate fully in this appreciation.

o   J.P. Morgan Securities Inc. ("JPMSI"), one of our affiliates, worked with S&P in developing the guidelines and policies governing the composition and calculation of the Index. The policies and judgments for which JPMSI was responsible could have an impact, positive or negative, on the level of the Index. JPMSI is under no obligation to consider your interests as an investor.

Index Disclaimers

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)" and "S&P 500(R) Risk Control 10%" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities Inc. This transaction is not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of purchasing securities generally or financial instruments issued by
JPMorgan Chase & Co. S&P has no obligation or liability in connection with the administration, marketing, or trading of products linked to the S&P 500(R) Risk Control 10% Excess Return Index.

For more information on the Index and for additional key risk information see Page 4 the Strategy
Guide at http://www.sec.gov/Archives/edgar/data/19617/000095010309002500/usd_strategyguide09.pdf

DISCLAIMER

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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535

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